Exhibit 4.6

THE AES CORPORATION

as Issuer

AND

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION

as Trustee

NINTH SUPPLEMENTAL INDENTURE

Dated as of April 3, 2003

TO

SENIOR INDENTURE

Dated as of December 8, 1998

The Ninth Supplemental INDENTURE, is dated as of this April 3, 2003 (the “Ninth Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as trustee (hereinafter sometimes referred to as the “Trustee” or “Wells Fargo”).

WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998, as may be amended or supplemented from time to time (the “Indenture”) between the Company and Bank One, National Association (formerly known as The First National Bank of Chicago) (“Bank One”), to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness to be issued from time to time in series as might be determined by the Company pursuant to the Indenture and, in an unlimited aggregate principal amount; and

WHEREAS, the Company executed and delivered a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture and an Eighth Supplemental Indenture (the “Supplemental Indentures”), each between the Company and Bank One, as trustee, providing for the issuance of the Company’s 8.00% Senior Notes Due 2008, 9.50% Senior Notes Due 2009, 9.375% Senior Notes Due 2010, 8.75% Senior Notes Due 2002, 8.875% Senior Notes Due 2011, 8.375% Senior Notes Due 20011, 8.75% Senior Notes Due 2008 and 7.375% Remarketable or Redeemable Securities Due 2013, respectively, (collectively, the “Senior Debt Securities”); and

WHEREAS, Bank One has subsequently assigned its rights and obligations as trustee under the Indenture to Wells Fargo; and

WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities of all series affected by such amendment (all such series voting as a separate class), and

WHEREAS, holders of not less than a majority in aggregate principal amount of the Senior Debt Securities have given and not revoked their consent to the execution by the Company and the Trustee of the amendment set forth in this Ninth Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Ninth Supplemental Indenture a valid and binding instrument in accordance with its terms and the terms of the Indenture have been satisfied.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and the Trustee hereby covenant and agree as follows:

SECTION 1.           Defined Terms. For all purposes of this Ninth Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms defined herein and in the Indenture or any of the Supplemental Indentures shall have the meanings assigned to them herein. All capitalized terms not defined herein shall have the meanings assigned to them in the Indenture. Unless otherwise expressly specified, all references to a “Section” herein refer to a section of this Ninth Supplemental Indenture.

SECTION 2.           Amendment Of Section 1.1 Of Indenture. Section 1.1 of the Indenture is hereby amended by replacing the definition of “Material Subsidiary” contained therein with the following definition:

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15 percent of the total assets of such Person on a consolidated basis.

SECTION 3.           Ratification. The Indenture, as supplemented by this Ninth Supplemental Indenture, is in all respects ratified and confirmed. This Ninth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided herein and therein.

SECTION 4.           Counterparts. This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THE AES CORPORATION, as the
Company

			By:	/s/ BARRY J. SHARP
				Name:	Barry J. Sharp
				Title:	Executive Vice President
and Chief Financial Officer

Attest

By:	/s/ LEITH MANN
	Name:	Leith Mann
	Title:	Assistant Secretary

WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION, as
Trustee

			By:	/s/
Name:
Title:

Attest

By:	/s/
Name:
Title: